EXHIBIT 21.1


                            SUBSIDIARIES OF THE REGISTRANT


                              JURISDICTION OF     NAMES(S) UNDER WHICH
     NAME OF SUBSIDIARY       INCORPORATION       SUBSIDIARY DOES BUSINESS
     ------------------       ---------------     ------------------------

     Doak Dermatologics         New York          Doak Dermatologics
       Co., Inc.

     Bradley Pharmaceuticals    U.S. Virgin       Bradley Pharmaceuticals
       Overseas, Ltd.             Islands           Overseas, Ltd.

     Bradley Pharmaceuticals    Canada            Bradley Pharmaceuticals
       (Canada) Inc.                                (Canada) Inc.